Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements of APi Group (“APi” or “acquirer”) and Chubb Limited’s (“Chubb”) fire and security business (the “Chubb Business”) present the combination of the financial information of APi and the Chubb Business adjusted to give effect to APi’s planned acquisition of Chubb (the “Chubb Acquisition”) and related financing transactions assuming that the Chubb Acquisition will be completed. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, which is herein referred to as Article 11, and are being provided pursuant to Rule 3-05 of Regulation S-X because the Chubb Acquisition constitutes a probable significant acquisition that has not yet been consummated.

Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). APi has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheets of APi and the Chubb Business on a pro forma basis as if the Chubb Acquisition and related transactions had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and 2020 and the year ended December 31, 2020 combine the historical statements of operations of APi and the Chubb Business on a pro forma basis as if the Chubb Acquisition and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.

The Chubb Acquisition and related financing transactions are summarized below:

•

APi to acquire Chubb for total enterprise value of $3.1 billion, which is comprised of $2.9 billion in cash and approximately $200 million of assumed liabilities, and other adjustments. The cash consideration for the Chubb Acquisition is expected to be funded through a combination of cash on hand, the Private Placement and new debt issuances (each described below).

•

Pursuant to the Security Purchase Agreements (“Financing SPAs”) entered into with funds affiliated with The Blackstone Group Inc. (the “Blackstone SPA”) and funds affiliated with Viking Global Investors (the “Viking SPA”), the investors agreed to provide a total of $800 million in perpetual convertible preferred equity financing to be used to finance the Chubb Acquisition.

•	APi has obtained financing commitments aggregating $1.8 billion in the form of a term loan of $1,400 million and senior unsecured notes of $400 million to be used to finance the Chubb Acquisition.

The pro forma adjustments and allocation of purchase price are preliminary, are based on management’s current estimates of the fair value of the assets to be acquired and liabilities to be assumed, and are based on all available information, including preliminary work performed by independent valuation specialists.

As of the date of the Current Report on Form 8-K to which the following unaudited pro forma condensed combined financial statements are filed as an exhibit (the “Form 8-K”), and given that the Chubb Acquisition has not been completed, APi has not completed the detailed valuation analysis necessary to arrive at final estimates of the fair market value of the assets of the Chubb Business to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Chubb’s accounting policies to APi’s accounting policies. Based on the information currently available, APi has made certain adjustments to the historical book values of the assets and liabilities of the Chubb Business to reflect preliminary estimates of fair values necessary to prepare the unaudited pro forma condensed combined financial information, with the excess of the purchase price over the adjusted historical net assets of the Chubb Business recorded as goodwill. Actual results may differ from unaudited pro forma condensed combined financial information provided herein once the Chubb Acquisition is completed and APi has determined the final purchase price for Chubb, has completed the valuation analysis necessary to finalize the required purchase price allocations and has identified any additional conforming accounting policy changes for Chubb. There can be no assurance that such finalization will not result in material changes.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined financial statements should be read in conjunction with APi’s historical consolidated financial statements contained in its Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC and the historical combined carve-out financial statements of the Chubb Business and accompanying notes filed as exhibits to the Form 8-K.

The estimated income tax rate applied to the pro forma adjustments is 26%. The estimated pro forma blended statutory rate, and all other tax amounts are stated at their historical amounts as the combined company’s overall effective tax rate has not yet been determined.

The following unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are based on available information and assumptions that APi believes are reasonable. They do not purport to represent what the actual consolidated results of operations or the consolidated financial position of APi would have been had the Chubb Acquisition and related financing transactions occurred on the dates indicated, or on any other date, nor are they necessarily indicative of APi’s future consolidated results of operations or consolidated financial position after the Chubb Acquisition and related financing transactions. APi’s actual financial position and results of operations after the Chubb Acquisition will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results of APi and the Chubb Business following the date of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in millions, except per share amounts)

	APi	Chubb Business	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$686	$43	$—	$(391)	[A]	$338
Accounts receivable, net	664	441	—	—		1,105
Inventories	69	68	—	16	[B]	153
Contract assets	184	197	—	—		381
Prepaid expenses and other current assets	82	31	—	—		113

Total current assets	1,685	780	—	(375)		2,090

Property and equipment, net	348	69	—	18	[C]	435
Operating lease right of use assets	105	168	—	—		273
Goodwill	1,079	920	—	716	[D]	2,715
Intangible assets, net	912	567	—	407	[E]	1,886
Deferred tax assets	87	10	—	—	[F]	97
Pension and postretirement assets	—	603	—	—	[G]	603
Other assets	27	14	—	—		41

Total assets	$4,243	$3,131	$—	$766		$8,140

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term and current portion of long-term debt	13	—	—	244	[H]	257
Accounts payable	180	199	—	—		379
Contingent consideration and compensation liabilities	25	—	—	—		25
Accrued salaries and wages	151	120	—	—		271
Other accrued liabilities	100	172	(40)	—		232
Contract liabilities	232	174	—	—		406
Operating and finance leases	29	—	40	—		69

Total current liabilities	730	665	—	244		1,639

Long-term debt, less current portion	1,457	—	—	1,511	[H]	2,968
Contingent consideration and compensation liabilities	2	—	—	—		2
Operating and finance leases	81	124	—	—		205
Deferred tax liabilities	46	281	—	188	[F]	515
Pension and post retirement obligations	—	91	—	—	[G]	91
Other noncurrent liabilities	99	24	—	—		123

Total liabilities	$2,415	$1,185	$—	$1,943		$5,543
Shareholders’ equity:
Preferred stock, $0.0001 par value, 7 authorized shares; 4 shares issued and outstanding at June 30, 2021	—	—	—	800		800
Common shares; $0.0001 par value, 500 authorized shares, 201 shares issued at June 30, 2021	—	—	—	—		—
Carrier Net Investment	—	2,898	—	(2,898)	[I]	—
Additional paid-in capital	2,105	—	—	—		2,105
Accumulated deficit	(271)	—	—	(35)	[F][N][R]	(306)
Non-controlling interest	—	4	—	—		4
Accumulated other comprehensive income (loss)	(6)	(956)	—	956	[I]	(6)

Total shareholders’ equity	$1,828	$1,946	$—	$(1,177)		$2,597

Total liabilities and shareholders’ equity	$4,243	$3,131	$—	$766		$8,140

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in millions, except per share amounts)

	API	Chubb Business	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$3,587	$1,948	$—	$—		$5,535
Cost of revenues	2,831	1,355	—	71	[J],[K],[L]	4,257

Gross profit	756	593	—	(71)		1,278

Selling, general, and administrative expenses	725	547	(9)	149	[L],[M],[R]	(1,412)
Impairment of goodwill, intangible, and other assets	197	—	—	—		197
Other (income) expense, net	—	(8)	8	—		—

Operating income (loss)	(166)	54	1	(220)		(331)

Interest income (expense), net	(52)	31	—	(99)	[N]	(120)
Non-service pension benefit	—	69	—	9	[O]	78
Investment income (expense) and other, net	34	—	(1)	—		33

Other income (expense)	(18)	100	(1)	(90)		(9)

Income (loss) before income taxes	(184)	154	—	(310)		(340)
Income tax provision (benefit)	(31)	106	—	(81)	[P]	(6)

Net income (loss), including noncontrolling interests	$(153)	$48	$—	$(229)		$(334)
Less net income (loss) attributable to noncontrolling interests	—	—	—	—		—

Net income (loss) attributable to the Company	$(153)	$48	$—	$(229)		$(334)

Accrued stock dividend on preferred stock	(222)	—	—	(44)	[Q]	(266)

Net income (loss) attributable to common shares	$(375)	$48	$—	$(273)		$(600)

Earnings (loss) per share:
Basic	$(2.21)					$(3.55)
Diluted	$(2.21)					$(3.55)

Weighted average shares outstanding:
Basic	169					169
Diluted	169					169

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in millions, except per share amounts)

	API	Chubb Business	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$1,781	$1,102	$—	$—		$2,883
Cost of revenues	1,368	771	—	(8)	[J],[K],[L]	2,131

Gross profit	413	331	—	8		752

Selling, general, and administrative expenses	368	282	(3)	53	[L],[M],[R]	700
Impairment of goodwill, intangible, and other assets	—	—	—	—		—
Other (income) expense, net	—	(3)	3			—

Income (loss) from operations	45	52	—	(45)		52

Interest income (expense),net	(29)	13	—	(42)	[N]	(58)
Non-service pension benefit	—	40	—	8	[O]	48
Loss on extinguishment of debt	(9)	—	—	—
Investment income and other, net	9	—	—	—		9

Other income (expense)	(29)	53	—	(34)		(1)

Income (loss) before income taxes	16	105	—	(79)		42
Income tax provision (benefit)	3	63	—	(21)	[P]	45

Net income (loss), including noncontrolling interests	$13	$42	$—	$(58)		$(3)
Less net income (loss) attributable to noncontrolling interests	—	(1)	—	—		(1)

Net income (loss) attributable to the Company	$13	$43	$—	$(58)		$(2)

Accrued stock dividend on preferred stock	—	—	—	(22)	[Q]	(22)

Net income (loss) attributable to common shares	$13	$43	$—	$(80)		$(24)

Earnings (loss) per share:
Basic	$0.06					$(0.12)
Diluted	$0.06					$(0.12)

Weighted average shares outstanding:
Basic	197					197
Diluted	202					202

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2020

(in millions, except per share amounts)

	API	Chubb Business	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$1,747	$884	$—	$—		$2,631
Total cost of revenues	1,411	620	—	44	[J],[K],[L]	2,075

Gross profit	336	264	—	(44)		556

Selling, general, and administrative expenses	335	259	(2)	96	[L],[M],[R]	688
Impairment of goodwill, intangible, and other assets	208	—	—	—		208
Other (income) expense, net	—	(2)	2	—		—

Income (loss) from operations	(207)	7	—	(140)		(340)

Interest income (expense)	(28)	17	—	(46)	[N]	(57)
Non-service pension benefit	—	33	—	4	[O]	37
Loss on extinguishment of debt	14	—	—	—		14
Investment income and other, net	—	—	—	—		—

Other income (expense)	(14)	50	—	(42)		(6)

Income (loss) before income taxes	(221)	57	—	(182)		(346)
Income tax provision (benefit)	(63)	73	—	(48)	[P]	(38)

Net income (loss), including noncontrolling interests	$(158)	$(16)	$—	$(134)		$(308)
Less net income (loss) attributable to noncontrolling interests	—	—	—	—		—

Net income (loss) attributable to the Company	$(158)	$(16)	$—	$(134)		$(308)
Accrued stock dividend on preferred stock	—	—	—	(22)	[Q]	(22)

Net income (loss) attributable to common shares	$(158)	$(16)	$—	$(156)		$(330)

Earnings (loss) per share:
Basic	$(0.93)					$(1.94)
Diluted	$(0.93)					$(1.94)

Weighted average shares outstanding:
Basic	170					170
Diluted	170					170

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in millions, except share and per share amounts or otherwise noted)

Note 1. Description of the Transaction

Chubb Acquisition Overview

On July 26, 2021, APi Group Corporation (“APi”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Carrier Global Corporation (“Carrier”), Carrier Investments UK Limited (“Seller”) and Chubb Limited (“Chubb”), to acquire the Chubb fire and security business (the “Chubb Business”), through the acquisition of Chubb for an enterprise value of $3.1 billion, which is comprised of $2.9 billion in cash and approximately $200 million of assumed liabilities, and other adjustments (the “Chubb Acquisition”). This amount is subject to increase or decrease based on the amount of net debt and working capital of the Chubb Business as of the closing of the Chubb Acquisition. The Chubb Business is a global fire safety and security provider, offering customers complete and reliable services from design and installation to monitoring and ongoing maintenance. The cash consideration for the Chubb Acquisition is expected to be funded through a combination of cash on hand, the Private Placement and new debt issuances (each described below).

The unaudited pro forma condensed combined financial statements are being provided pursuant to Rule 3-05 of Regulation S-K because the Chubb Acquisition constitutes a probable significant acquisition that has not yet been consummated.

Private Placement

On July 26, 2021, APi entered into (i) a Securities Purchase Agreement with BTO Juno Holdings L.P. and Blackstone Tactical Opportunities Fund – FD L.P. (together the “Blackstone Purchasers”), each an investment vehicle of funds affiliated with The Blackstone Group Inc. (the “Blackstone SPA”), to sell 600,000 shares of APi’s Series B Perpetual Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), at a price of $1,000 per share for an aggregate purchase price of $600 million (the “Blackstone Private Placement”) and (ii) a Securities Purchase Agreement with Viking Global Equities Master Ltd. and Viking Global Equities II LP (together the “Viking Purchasers”, and together with the Blackstone Purchasers, the “Purchasers”) (the “Viking SPA” and together with the Blackstone SPA, the “Financing SPAs”), to sell 200,000 shares of the Series B Preferred Stock at a price of $1,000 per share for an aggregate purchase price of $200 million (the “Viking Private Placement” and together with the Blackstone Private Placement, the “Private Placement”). APi intends to use the net proceeds from the Private Placement to fund a portion of the consideration for the Chubb Acquisition.

The Series B Preferred Stock will accrue dividends on the initial liquidation preference of the Series B Preferred Stock at the rate of 5.5% per annum, payable in cash or in certain circumstances, in kind using APi’s common stock.

New Debt Issuances

APi has obtained financing commitments aggregating $1.8 billion in the form of a new term loan of $1,400 million and senior unsecured notes of $400 million to be used to finance the Chubb Acquisition.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of APi and the historical combined carve-out financial statements of the Chubb Business. The unaudited pro forma condensed combined financial statements are prepared as a business combination using the acquisition method, and APi has been treated as the acquirer for accounting purposes. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six month periods ended June 30, 2021 and 2020, have been prepared as if the Chubb Acquisition had been completed on January 1, 2020, and the unaudited pro forma condensed combined balance sheet was prepared as if the Chubb Acquisition had been completed on June 30, 2021.

The Chubb Acquisition will be accounted for under the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations, using the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. APi has been treated as the acquirer for financial reporting purposes. Accordingly, the purchase consideration allocated to the Chubb Business’s assets and liabilities for preparation of these pro forma financial statement is based upon their estimated preliminary fair values assuming the Chubb Acquisition was completed as of June 30, 2021. The amount of the purchase consideration that was in excess of the estimated preliminary fair values of the Chubb Business’s net assets and liabilities at June 30, 2021 is recorded as goodwill in the pro forma condensed combined balance sheet.

As of the date of the Current Report on Form 8-K to which these unaudited pro forma condensed combined financial statements are filed as an exhibit (the “Form 8-K”), and given that the Chubb Acquisition has not been completed, APi has not performed the detailed valuation studies necessary to arrive at the final estimates of the fair value of the Chubb Business’s assets to be acquired, the liabilities to be assumed and the related allocations of purchase price. As indicated in Note 5 to these unaudited pro forma condensed combined financial statements, APi has made certain adjustments to the historical book values of the assets and liabilities of the Chubb Business to reflect preliminary estimates of fair value necessary to prepare the unaudited pro forma condensed combined financial statements, with the excess of the purchase price over the adjusted historical net assets of the Chubb Business, recorded as goodwill. Actual results may differ from these unaudited pro forma condensed combined financial statements once the Chubb Acquisition is completed and APi has determined the final purchase price for Chubb and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any additional conforming accounting policy changes for Chubb. There can be no assurance that such finalization will not result in material changes. The preliminary unaudited pro forma purchase price allocation has been made solely for preparing these unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies, revenue synergies, differences in stand-alone costs or carve out allocations for the Chubb Business or costs for the integration of APi and the Chubb Business’s operations. These unaudited pro forma condensed combined financial statements do not purport to represent what the actual consolidated results of operations of APi would have been had the Chubb Acquisition been completed on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Any transaction, separation or integration costs will be expensed in the appropriate accounting periods after completion of the Chubb Acquisition.

Note 3. Accounting Policies

As part of preparing these unaudited pro forma condensed combined financial statements, APi conducted an initial review of the accounting policies of Chubb to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to APi’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, APi did not become aware of any material differences between accounting policies of APi and Chubb except for certain reclassifications necessary to conform Chubb’s classification to APi’s financial statement presentation. The reclassifications made in the preparation of the unaudited pro forma condensed combined financial statements are presented in Note 5.

The pro forma financial data may not reflect all reclassifications necessary to conform APi’s presentation to that of Chubb due to limitations on the availability of information as of the date of this current report. At completion of the Chubb Acquisition, APi will further review Chubb’s accounting policies. As a result of that review, APi may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 4. Preliminary Purchase Consideration and Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed are recorded at the acquisition date fair values. The purchase price allocation is preliminary and based on estimates of the fair value as of June 30, 2021. Upon final completion of the fair value assessment, the ultimate purchase price may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

The table below represents a preliminary allocation of the estimated total consideration to the Chubb Business’s assets and liabilities in the Chubb Acquisition based on APi’s preliminary estimate of their respective fair values (in millions):

Preliminary Purchase Price Allocation
Initial purchase consideration	$3,100
Less: Estimated assumed liabilities	(200)

Preliminary net purchase consideration	$2,900

Less: Carrying value of Chubb net assets acquired	(459)
Less: Fair value of other intangible assets	(974)
Less: Increase in fair value of inventory	(16)
Less: Increase in fair value of property and equipment, net	(18)

Residual goodwill	$1,433

Reconciliation of Carrying Value of Net Assets Acquired
Carrying value of Chubb at June 30, 2021	$1,946
Less: Historical goodwill	(920)
Less: Historical intangible assets	(567)

Total Carrying value of net assets acquired	$459

The preliminary unaudited pro forma purchase price allocation has been made solely for the purposes of preparing these unaudited pro forma condensed combined financial statements. APi estimated the fair value of Chubb’s assets and liabilities based on discussions with Chubb’s management, due diligence review in connection with the Chubb Acquisition, and other information available to APi. The analysis was performed at an aggregate level and was based on estimates that are reflective of market participant assumptions.

The final total consideration and amounts allocated to the Chubb Business’s assets and liabilities could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of the Chubb Business’s assets or an increase in the fair value of the Chubb Business’s liabilities from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Chubb Acquisition. In addition, if the value of the property and equipment and identifiable intangible assets is higher than the amounts included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented in the unaudited pro forma condensed combined statements of operations. Any such increases could be material, and could result in APi’s actual future financial condition and results of operations differing materially from those presented in the unaudited pro forma condensed combined financial statements.

Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

Reclassifications

The following items are presented as reclassifications in the unaudited pro forma condensed combined financial statements for purposes of conforming Chubb’s classification of certain assets, liabilities, income and expenses to APi’s presentation for the combined presentation:

Unaudited Pro Forma Condensed Combined Balance Sheet

•	$40 million reclassification from other accrued liabilities to operating and finance leases. In the Chubb presentation, current lease liability was presented within other accrued liabilities.

Unaudited Pro Forma Condensed Combined Statements of Operations

•

$8 million, $3 million, and $2 million of other income for the year ended December 31, 2020 and the six month periods ended June 30, 2021 and 2020, respectively, have been reclassified from other (income) expense, net, within operating income in the Chubb Business’s historical statements of operations to selling, general and administrative costs and other income (expense), net, below operating income to conform with APi’s historical presentation.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

(A) Cash and Cash Equivalents

The unaudited pro forma adjustment as indicated below to record the proceeds from issuance of Series B Preferred Stock as per the Financing SPAs; proceeds from new debt financing, net of debt issuance costs, and cash payments to Chubb’s stockholders and transaction costs (in millions).

Cash proceeds from issuance of Series B Preferred Stock	$800
Proceeds from additional indebtedness	1,800

Total sources of cash	2,600

Cash paid to Chubb stock holders	(2,900)
Cash paid for debt issuance and financing fees	(48)
Cash paid for transaction costs	(43)

Pro forma adjustment	$(391)

To finance the Chubb Acquisition, APi has obtained financing commitments aggregating $2.6 billion. The commitments include a term loan of $1,400 million and senior unsecured notes of $400 million. APi has also entered into the Financing SPAs to issue an aggregate of 800,000 shares of Series B Preferred Stock, at a price of $1,000 per share for an aggregate purchase price of $800 million.

(B) Inventory

The unaudited pro forma adjustment of $16 million represents the step-up of the Chubb Business’s acquired historical inventory balance to the preliminary estimated fair value of approximately $86 million as of June 30, 2021.

At the effective time of the Chubb Acquisition, inventory is required to be measured at fair value. The Chubb Business’s inventory consists primarily of raw materials and finished goods. For purposes of the unaudited pro forma condensed combined financial statements, the preliminary fair value of the Chubb Business’s inventory has been determined based on currently available information and certain assumptions, and may be different from the final estimate of fair value, and the difference could be material. Raw materials were valued based on the Chubb Business’s current net book values which are believed to approximate fair value. Finished goods were fair valued using the Chubb Business’s historical margins.

(C) Property and equipment

The unaudited pro forma adjustment to property and equipment represents an $18 million increase to the Chubb Business’s acquired property and equipment required to adjust the Chubb Business’s property and equipment to fair value, representing an estimated fair value increase of 25%. As of the effective time of the Chubb Acquisition, the Chubb Business’s property and equipment are required to be measured at fair value. APi considered its experience with its other acquisitions in the industry in estimating the fair value of Chubb’s property and equipment. APi does not have sufficient information at this time as to the specific types, nature, age, condition or location of property, plant and equipment to perform a complete valuation, so it is possible that the fair value of the Chubb Business’s property and equipment could differ materially from the amount included in these unaudited pro forma condensed combined financial statements. Management estimated the new weighted-average remaining useful life of property and equipment to be 4 years.

(D) Goodwill

The unaudited pro forma adjustment to goodwill reflects adjustments to eliminate the Chubb Business’s historical goodwill and record the preliminary estimate of goodwill resulting from the Chubb Acquisition. Goodwill resulting from the acquisition reflects the preliminary estimate of the excess of the total purchase consideration to be paid by APi over the fair value of the Chubb Business’s identifiable assets and liabilities (See Note 4 above) (in millions):

Total purchase consideration	$2,900
Less: Fair value of the Chubb Business identifiable net assets and liabilities	(1,463)
Plus: Tax impact of pro forma adjustments	199

Residual goodwill	$1,552
Less: Chubb Business historical goodwill	(920)

Pro forma adjustment	$716

(E) Identifiable Intangible Assets

The unaudited pro forma adjustment reflects the step-up to the preliminary estimated fair value of the Chubb Business’s identifiable intangible assets from the respective carrying values reported by Chubb as of June 30, 2021. The preliminary fair values of the intangible assets retained include the following (in millions):

	Estimated Fair Value	Estimated Weighted- Average Useful Life
Customer relationships	$740	8
Patent and trademarks	160	15
Backlog	74	1

Chubb Business pro forma identifiable intangible assets	$974
Less: Chubb Business’s historical intangible assets	(567)

Pro forma adjustment	$407

As of the effective time of the Chubb Acquisition, identifiable intangible assets are required to be measured at fair value, and these assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. With respect to the intangible assets associated with the Chubb Acquisition, the Chubb Business owns the rights to a number of trade names and trademarks. Based on internal assessments as well as discussions with the Chubb Business’s management, APi has identified the following significant intangible assets: trademarks, customer relationships, patents and others. For purposes of these unaudited pro forma condensed combined financial statements, the fair value and weighted-average useful lives of these intangible assets have been estimated primarily based on APi’s recent historical acquisitions of life safety businesses and other available public information and APi’s financial due diligence review of the Chubb Business.

(F) Deferred tax assets and liabilities

The unaudited pro forma adjustment to deferred income tax liabilities is calculated as follows (in millions):

Net impact to deferred tax liabilities associated with Chubb’s inventory, tangible and identifiable intangible assets	$115
Net impact to deferred tax liabilities associated with the fair value adjustment to Chubb’s pension and post-retirement liabilities	84
Tax benefit on $43 million of Chubb Acquisition transaction costs	(11)

Pro forma adjustment	$188

The unaudited pro forma adjustment reflects the change in net deferred income tax liabilities arising from the fair value adjustments to Chubb Business’s assets and liabilities. Deferred income tax adjustments arising from fair value adjustments have been estimated at the combined statutory U.S. federal and state tax rate of 26%.

(G) Pension assets and liabilities

The historical Chubb Business pension and post-retirement assets and liabilities acquired are estimated to approximate fair value as APi has not yet performed an actuarial valuation on all to-be-acquired pension and post-retirement plans. Estimated fair values may differ materially than those presented herein due to a number of factors including, but not limited to, changes in discount rates, pension plan asset values at the time of the closing of the Chubb Acquisition and return on asset assumptions. The condensed combined pro forma balance sheet eliminates the deferred actuarial gain and losses and prior unrecognized service costs within Accumulated Other Comprehensive Income(“AOCI”) for all pension and post-retirement plans.

(H) Debt

The unaudited pro forma adjustments relate to APi’s new debt financing for its borrowings pursuant to a term loan and senior unsecured notes of $1.4 billion and $400 million, respectively. The unaudited pro forma adjustments are classified between short-term debt, current portion of long-term debt and long-term debt as follows (in millions):

	Total debt issued in Chubb Acquisition	Short term and current portion of long term debt	Long-term debt, less current portion
APi borrowing pursuant to new term loan facility (due 2028)	$1,400	$200	$1,200
APi borrowing pursuant to senior unsecured notes (due 2029)	400	50	350
Less: Debt discount (deferred financing costs)(1)	(45)	(6)	(39)

Pro forma adjustment	$1,755	$244	$1,511

(1)	Excludes $3 million of bridge fees expensed in interest expense (refer to (N) below for details of interest expense).

(I) Shareholder’s equity and related accounts

The unaudited pro forma adjustment related to the elimination of the Chubb Business’s historical shareholders’ equity accounts and the after tax impact of the $43 million in transaction fees (refer to (R) below for further discussion of the adjustment to the unaudited pro forma condensed combined statement of operations for non-recurring transaction costs).

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(J) Inventory step up turn

The pro forma adjustment to reflect the adjustment to cost of revenue based on the elimination of profit in the acquired Chubb Business’s inventory step-up to fair value. The pro forma adjustments of $16 million for year ended December 31, 2020 and six months ended June 30, 2020 are based on estimates from the Chubb Business’s historical financial statements which indicate its inventory turns more than twice per year. See (B) for further discussion on inventory valuation.

(K) Backlog intangible amortization

The pro forma adjustment of $73 million for the acquired backlog intangible asset (refer to (E) above for backlog intangible) related to the Chubb Business’s contracts with its customers to be performed subsequent to the Chubb Acquisition date. The amortization period for the backlog intangible asset is estimated to one year; therefore, the pro forma adjustments to cost of revenues for the year ended December 31, 2020 and the six months ended June 30, 2020, are estimated to be $73 million and $37 million, respectively.

(L) Intangible amortization expense

The pro forma adjustments to SG&A expenses related to intangible asset amortization expense based on the estimated fair value of acquired intangible assets excluding the backlog intangible asset, (refer to (E) above for customer relationships, patents and trademarks intangible fair values), for all the pro forma periods presented is outlined in the following tables (in millions):

	For Year Ended December 31, 2020
	Historical Amortization	Preliminary Estimated Amortization	Pro Forma Adjustment
Amortization in SG&A expense of the Chubb Business	$—	$103	$103
Amortization in cost of revenues of the Chubb Business	22	—	(22)

Total amortization expense	$22	$103	$81

	For Six Months Ended June 30, 2021
	Historical Amortization	Preliminary Estimated Amortization	Pro Forma Adjustment
Amortization in SG&A expense of the Chubb Business	$—	$52	$52
Amortization in cost of revenues of the Chubb Business	10	—	(10)

Total amortization expense	$10	$52	$42

	For Six Months Ended June 30, 2020
	Historical Amortization	Preliminary Estimated Amortization	Pro Forma Adjustment
Amortization in SG&A expense of the Chubb Business	$—	$52	$52
Amortization in cost of revenues of the Chubb Business	11	—	(11)

Total amortization expense	$11	$52	$41

The pro forma adjustment to amortization expense represents the estimated additional amortization expense associated with the estimated fair values of the acquired Chubb Business’s amortizable intangible assets using the intangible assets’ preliminary estimated weighted-average useful lives. The estimation of preliminary weighted-average useful lives and fair values of the acquired Chubb Business’s intangible assets are described in (E) above.

(M) Depreciation expense

The pro forma adjustments to depreciation expense reflecting the change in the preliminary estimated fair value of acquired Chubb Business’s property and equipment presented for all the pro forma periods is calculated as follows (in millions):

	For Year Ended December 31, 2020
	Historical Depreciation	Preliminary Estimated Depreciation	Pro Forma Adjustment
Depreciation in SG&A expense of the Chubb Business	$10	$13	$3
Depreciation in cost of revenues of the Chubb Business	7	10	3

Total	$17	$23	$6

	For Six Months Ended June 30, 2021
	Historical Depreciation	Preliminary Estimated Depreciation	Pro Forma Adjustment
Depreciation in SG&A expense of the Chubb Business	$5	$6	$1
Depreciation in cost of revenues of the Chubb Business	3	5	2

Total	$8	$11	$3

	For Six Months Ended June 30, 2020
	Historical Depreciation	Preliminary Estimated Depreciation	Pro Forma Adjustment
Depreciation in SG&A expense of the Chubb Business	$5	$6	$1
Depreciation in cost of revenues of the Chubb Business	3	5	2

Total	$8	$11	$3

The pro forma adjustment to depreciation expense represents increased depreciation expense associated with the $18 million pro forma adjustment to increase the Chubb Business’s’s property and equipment to its preliminary estimated fair value. The preliminary estimated weighted-average depreciable lives and fair values of the acquired the Chubb Business’s property and equipment (refer to (F) above for property and equipment fair values).

(N) Interest expense

The pro forma adjustment represents the estimated increased interest expense associated with the additional indebtedness to be incurred by APi to finance the Chubb Acquisition and presented for all the pro forma periods as follows (in millions):

	For Year Ended December 31, 2020	For Six Months Ended June 30, 2021	For Six Months Ended June 30, 2020
APi’s historical interest expense	$52	$29	$28
Interest expense on Chubb Acquisition indebtedness(1)	65	29	29

Pro forma combined interest expense	117	58	57
Less: Historical combined interest expense	(21)	(16)	(11)

Pro forma adjustment	$96	$42	$46

(1)

Interest expense for the year ended December 31, 2020 and the six months ended June 30, 2020, includes $3 million of bridge fees. A 0.125% in the interest rate on the Chubb Acquisition indebtedness would change annual interest expense by $2 million.

(O) Non-service pension benefit

The pro forma adjustments represent the impact of eliminating the deferred actuarial gains and losses and prior unrecognized service costs within AOCI and their related amortization in order to estimate the pro forma non-service pension benefit for all pension and post-retirement plans.

(P) Income tax expense (benefit)

The pro forma income tax effects related to all the pro forma adjustments are calculated using an estimated pro forma combined blended U.S. federal and state statutory tax rate of 26% and are calculated for all pro forma periods presented as follows (in millions):

	For Year Ended December 31, 2020	For Six Months Ended June 30, 2021	For Six Months Ended June 30, 2020
Pro forma adjustments to Income(loss) before taxes	$(310)	$(79)	$(182)
Statutory tax rate	26%	26%	26%

Pro forma adjustment	$(81)	$(21)	$(48)

(Q) Accrued stock dividend on Series B Preferred Stock

The pro forma adjustment to accrued dividend represents accrued dividends on newly issued Series B Preferred Stock is calculated as follows (in millions):

	For Year Ended December 31, 2020	For Six Months Ended June 30, 2021	For Six Months Ended June 30, 2021
Newly issued Series B Preferred Stock	$800	$800	$800
Interest rate	5.5%	5.5%	5.5%

Pro forma adjustment	$44	$22	$22

The above adjustment reflects the accrual of dividends on such Series B Preferred Stock issued as part of the Financing SPAs entered into to finance the Chubb Acquisition. Refer to (A) above for further details on the Series B Preferred Stock. APi has the option to pay these dividends in cash or shares, and it is management’s intent to pay these dividends in shares of APi common stock.

(R) Adjustment for non-recurring transaction costs

Total estimated non-recurring acquisition-related transaction costs to be incurred by APi and the Chubb Business are estimated to be approximately $43 million to complete the Chubb Acquisition. These costs primarily relate to professional fees associated with regulatory filings and the Chubb Acquisition activities. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and six months ending June 30, 2020 have been adjusted to increase SG&A expenses for these estimated non-recurring costs.